EXHIBIT (a)(2)

AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST

OF

BARCLAYS GLOBAL INVESTORS FUNDS

The undersigned, being at least a majority of the Board of Trustees of Barclays Global Investors Funds, a Delaware statutory trust (the “Trust”), acting pursuant to Article XI, Section 11.08 of the Trust’s Agreement and Declaration of Trust dated November 27, 2001, as amended (the “Declaration”), and pursuant to Section 3806 of the Delaware Statutory Trust Act do hereby amend the Declaration as follows, such amendment to become effective upon execution:

1.	Section 4.05 of Article IV of the Declaration is hereby deleted and replaced with the following paragraph:

“Section 4.05. Chairperson. The Trustees may, but need not (unless required by applicable law or regulation), appoint from among their number a Chairperson, who shall be an officer of the Board, but not an officer of the Trust. When present, the Chairperson shall preside at the meetings of the Shareholders and of the Trustees, and shall have such other responsibilities as prescribed by applicable law or regulation. The Chairperson, as well as any other Trustee, may call meetings of the Trustees. The Board may, but need not, from time to time prescribe to the Chairperson such other responsibilities in furthering the Board’s functions. It shall be understood that each Trustee, including the Chairperson, shall have equal responsibility to act in good faith, in a manner which he or she reasonably believes to be in the best interest of the Trust.”

2.	Except as set forth herein, the Declaration shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Board of Trustees of the Trust, have executed this instrument as of this 14th day of March, 2006.

/s/ Mary G. F. Bitterman

Mary G. F. Bitterman, as Trustee and not individually	Jack S. Euphrat, as Trustee and not individually

/s/ Lee T. Kranefuss	/s/ Richard K. Lyons

Lee T. Kranefuss, as Trustee and not individually	Richard K. Lyons, as Trustee and not individually

/s/ Leo Soong

Leo Soong, as Trustee and not individually